UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(B) (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                           (AMENDMENT NO. __________)1


                       Vanguard Extended Market Index Fund
        ---------------------------------------------------------------
                                (Name of issuer)

                         Vanguard Extended Market VIPERs
        ---------------------------------------------------------------
                         (Title of class of securities)

                                    922908652
        ---------------------------------------------------------------
                                 (CUSIP number)

                                 January 2, 2004
        ---------------------------------------------------------------
             (Date of event that requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
          [x] Rule 13d-1(b)
          [ ] Rule 13d-1(c)
          [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 7 Pages)


--------------------------------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                  SCHEDULE 13G

------------------------                     -----------------------------------
CUSIP NO.  922908652                                           PAGE 2 OF 7 PAGES
------------------------                     -----------------------------------
================================================================================
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             UNITED SERVICES AUTOMOBILE ASSOCIATION
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) [ ]
                                                                     (B) [ ]
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF TEXAS
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER

        SHARES                148,512
                         -------------------------------------------------------
     BENEFICIALLY
                         6    SHARED VOTING POWER
    OWNED BY EACH
                              NONE
      REPORTING
                         -------------------------------------------------------
        PERSON
                         7    SOLE DISPOSITIVE POWER
         WITH
                              148,512
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              NONE
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             148,512
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  [ ]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             IC
================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G

------------------------                     -----------------------------------
CUSIP NO.  922908652                                           PAGE 3 OF 7 PAGES
------------------------                     -----------------------------------
================================================================================
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             USAA DEFERRED COMPENSATION TRUST
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) [ ]
                                                                     (B) [ ]
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF ILLINOIS
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER

        SHARES                148,512
                         -------------------------------------------------------
     BENEFICIALLY
                         6    SHARED VOTING POWER
    OWNED BY EACH
                              NONE
      REPORTING
                         -------------------------------------------------------
        PERSON
                         7    SOLE DISPOSITIVE POWER
         WITH
                              148,512
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              NONE
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             148,512
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  [ ]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             EP
================================================================================

                               * SEE INSTRUCTIONS

------------------------                     -----------------------------------
CUSIP NO.  922908652                                           PAGE 4 OF 7 PAGES
------------------------                     -----------------------------------

                                  SCHEDULE 13G

ITEM 1(A).        NAME OF ISSUER:

                  Vanguard Extended Market Index Fund

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The Vanguard Group, Inc.
                  Institutional Investor Information Department
                  P.O. Box 2900
                  Valley Force, PA 19482-2900

ITEM 2(A).        NAMES OF PERSON FILING:

                  United Services Automobile Association (USAA)
                  USAA Deferred Compensation Trust

ITEM 2(B).        BUSINESS MAILING ADDRESS FOR THE PERSON FILING:

                  9800 Fredericksburg Road
                  San Antonio, Texas 78288

ITEM 2(C).        CITIZENSHIP:

                  Texas
                  Illinois

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  922908652

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (A)  [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT;

         (B)  [ ] BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT;

         (C)  [X] INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE ACT;

         (D) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT OF 1940;

         (E)  [ ] AN INVESTMENT ADVISER IN ACCORDANCE WITH SECTION 240.13D-1(B)
                  (1)(II)(E);

         (F)  [X] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH
                  SECTION 240.13D-1(B)(1)(II)(F);

         (G)  [ ] A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH
                  SECTION 240.13D-1(B)(1)(II)(G);

         (H) [ ] A SAVINGS ASSOCATION AS DEFINED IN SECTION 3(B) OF THE FEDERAL DEPOSIT INSURANCE ACT;

         (I) [ ] A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940;

         (J)  [ ] GROUP, IN ACCORDANCE WITH SECTION 240.13D-1(B)(II)(J).

------------------------                     -----------------------------------
CUSIP NO.  922908652                                           PAGE 5 OF 7 PAGES
------------------------                     -----------------------------------

                                  SCHEDULE 13G

ITEM 4.  OWNERSHIP:

          (A)  AMOUNT BENEFICIALLY OWNED:

                   148,512

          (B)  PERCENT OF CLASS:

                   5.3%

          (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 148,512

                (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  None

                (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                      148,512

                (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                      None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

At January 2, 2004, USAA, an insurance company as defined in Section 3(a)(19) of the Act, was the beneficial owner of 148,512 shares of Common Stock of Vanguard Extended Market VIPERS Index Fund. The filing of this Schedule 13G shall not be construed as an admission that any reporting person or its affiliates is for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Section 13G. The filing of this Schedule 13G shall not be construed as an admission that any reporting person or its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) or 13(g) of the Securities Exchange Act of 1934.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

------------------------                     -----------------------------------
CUSIP NO.  922908652                                           PAGE 6 OF 7 PAGES
------------------------                     -----------------------------------

                                  SCHEDULE 13G

ITEM 10. CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE, AND CORRECT.


DATED: FEBRUARY 14, 2005
                                  UNITED SERVICES AUTOMOBILE ASSOCIATION


                                  BY:     /S/ EDWIN MCQUISTON
                                         -------------------------------
                                         NAME:  EDWIN MCQUISTON
                                         TITLE: SENIOR VICE PRESIDENT,
                                                ASSISTANT TREASURER


                                  USAA DEFERRED COMPENSATION TRUST


                                  BY:     /S/ EDWIN MCQUISTON
                                         -------------------------------
                                         NAME:  EDWIN MCQUISTON
                                         TITLE: INVESTMENT ADVISOR

--------------------------                        ------------------------------
EXHIBIT 1                                                     PAGE 7 OF 7 PAGES
--------------------------                        ------------------------------


                             JOINT FILING AGREEMENT


     IN ACCORDANCE WITH RULE 13D-1(K) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE UNDERSIGNED AGREE TO THE JOINT FILING ON BEHALF OF EACH OF THEM OF A STATEMENT ON SCHEDULE 13G (INCLUDING AMENDMENTS THERETO) WITH RESPECT TO THE COMMON STOCK OF VANGUARD EXTENDED MARKET VIPERS INDEX FUND AND FURTHER AGREE THAT THIS AGREEMENT BE INCLUDED AS AN EXHIBIT TO SUCH FILING. EACH PARTY TO THE AGREEMENT EXPRESSLY AUTHORIZES EACH OTHER PARTY TO FILE ON ITS BEHALF ANY AND ALL AMENDMENTS TO SUCH STATEMENT.

     IN EVIDENCE WHEREOF, THE UNDERSIGNED HAVE CAUSED THIS AGREEMENT TO BE EXECUTED ON THEIR BEHALF THIS 14TH DAY OF FEBRUARY, 2005.

                                  UNITED SERVICES AUTOMOBILE ASSOCIATION


                                  BY:     /S/ EDWIN MCQUISTON
                                         -------------------------------
                                         NAME:  EDWIN MCQUISTON
                                         TITLE: SENIOR VICE PRESIDENT,
                                                ASSISTANT TREASURER


                                  USAA DEFERRED COMPENSATION TRUST


                                  BY:     /S/ EDWIN MCQUISTON
                                         -------------------------------
                                         NAME:  EDWIN MCQUISTON
                                         TITLE: INVESTMENT ADVISOR